As filed with the Securities and Exchange Commission on November 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Chesapeake Energy Corporation

(Exact Name of Registrant As Specified in Its Charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1395733 (I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma (405) 848-8000 (Address of Principal Executive Offices)	73118 (Zip code)

Chesapeake Energy Corporation 2021 Long Term Incentive Plan

(Full title of the plan)

Benjamin E. Russ

Executive Vice President, General Counsel and Corporate Secretary

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

(Name and address of agent for service)

(405) 848-8000

(Telephone number, including area code, of agent for service)

Copies to:

William N. Finnegan IV Kevin M. Richardson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Benjamin E. Russ Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	80,000	$64.71	$5,176,800.00	$479.89

(1)            Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Chesapeake Energy Corporation common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Chesapeake Energy Corporation 2021 Long Term Incentive Plan, as amended (the “2021 LTIP”).

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The price for the 80,000 shares of Common Stock being registered hereby is based on a price of $64.71, which is the average of the high and low trading prices per share of Common Stock of Chesapeake Energy Corporation as reported by The NASDAQ Global Select Market on October 29, 2021.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 is filed by Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”, the “Company” or “Registrant”), relating to 80,000 additional shares (“Additional Securities”) of Chesapeake’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the 2021 Chesapeake Energy Corporation 2021 Long Term Incentive Plan, as amended (as so amended, the “Plan”). The Additional Securities relate to awards that were assumed by the Company under the Plan pursuant to the Agreement and Plan of Merger, dated August 10, 2021 by and among the Company, Hannibal Merger Sub, Inc., Hannibal Merger Sub, LLC, Vine Energy, Inc., and Vine Energy Holdings LLC. The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 6,880,000 shares, which includes an aggregate of 6,800,000 shares of Common Stock issuable under the Plan, previously registered under Chesapeake’s Registration Statement on Form S-8 (File No. 333-253340) filed on February 22, 2021 (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the Prior Registration Statement is incorporated by reference and made part of this Registration Statement, except as amended hereby. The prospectus referred to in Part I of this Registration Statement is a combined prospectus for purposes of Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), and relates to this Registration Statement and the Prior Registration Statements.

When used in this Registration Statement on Form S-8, except where the context otherwise requires, the terms “we,” “us” and “our” refer to Chesapeake Energy Corporation and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Chesapeake will provide all participants in the Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, Chesapeake is not filing such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, and the amendment on Form 10-K/A thereto;

•	the description of our common stock contained in our Form 8-A filed on February 9, 2021, including any amendment to that Form 8-A that we may file in the future for the purpose of updating the description of our common stock;

•	our Current Reports on Form 8-K filed on January 19, 2021, February 2, 2021 (with respect to items 8.01 and 9.01), February 9, 2021, February 12, 2021, April 27, 2021, May 17, 2021, June 11, 2021, June 14, 2021, August 11, 2021 (with respect to item 8.01), August 11, 2021 (with respect to items 1.01 and 9.01), October 12, 2021 and November 2, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	the historical audited balance sheets of Vine Energy Inc. as of December 31, 2020 and December 31, 2019, the historical audited financial statements of Vine Oil & Gas LP as of and for the years ended December 31, 2020 and 2019 and the historical audited combined financial statements of Brix Oil and Gas Holdings LP and Harvest Royalty Holdings LP as of and for the years ended December 31, 2020 and 2019 included in Annex E to our Registration Statement on Form S-4 initially filed on September 1, 2021 and declared effective on October 1, 2021 (the “Form S-4 Registration Statement”);

•	The historical unaudited condensed consolidated financial statements of Vine as of and for the six months ended June 30, 2021 included in Annex F to the Form S-4 Registration Statement; and

•	Estimates of Vine Oil & Gas LP’s, Brix Oil & Gas Holdings LP’s and Harvest Royalties Holdings LP’s natural gas reserves, related future net cash flows and the present values thereof related to its properties as of December 31, 2020 and 2019 included in Annex E to the Form S-4 Registration Statement.

In addition, all documents filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein as discussed in the following paragraph) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference into, and a part of, this Registration Statement from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and the Registrant is not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. The Registrant is not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this Registration Statement, unless otherwise indicated on such Form 8-K.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

(1) Section 1031 of the Oklahoma General Corporation Act, under which the Company is incorporated, permits, and in some circumstances requires, the Company to indemnify its directors and officers. Article VIII of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company provide for indemnification of directors and officers under certain circumstances. As permitted by the Oklahoma General Corporation Act and the Company’s Certificate of Incorporation and Bylaws, the Company also maintains insurance on behalf of its directors and officers against liability arising out of their status as such. The foregoing indemnity provisions, together with director and officer insurance and the Company’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act.

(2) The Company’s Certificate of Incorporation and Bylaws provide for indemnification of each of the Company’s officers and directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company, other than an action by or in the right of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful. the Company’s Certificate of Incorporation and Bylaws also provide for indemnification of each of the Company’s officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined, despite the adjudication of liability, that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

(3) The Company has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Company will pay on behalf of the indemnitee, subject to certain exceptions, any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Company or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Company or an affiliate or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Company would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds.

Indemnification and Insurance under the Merger Agreement with VEI

Chesapeake and the surviving company in the merger with VEI completed on November 1, 2021 (the “merger”) have agreed to, jointly and severally, indemnify, defend and hold harmless certain officers, directors and employees of VEI and its subsidiaries (the “indemnified persons”) against costs and liabilities (including attorneys’ and other professionals’ fees and expenses), arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of VEI or any of its subsidiaries, a fiduciary under any VEI plan or any employee benefit plan of VEI’s its subsidiaries or is or was serving at the request of VEI or any of its subsidiaries as a director, officer, employee or agent of another entity or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the effective time of the merger (such liabilities, the “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent such person is entitled to indemnification (including an advance of expenses) by VEI as of August 10, 2021 (whether pursuant to VEI’s organizational documents, pursuant to contract or under applicable law).

Chesapeake and the surviving company in the merger have agreed that any amendment, repeal or other modification of any provision in the organizational documents of the surviving company or any of its subsidiaries in any manner that would adversely affect the rights thereunder of any indemnified person to indemnification, exculpation and advancement in respect of the indemnified liabilities shall not be enforceable against the indemnified persons except to the extent required by applicable law, and then only to the minimum extent required by law, shall be prospective only, shall not limit or eliminate any such right with respect to any claim or action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification, and shall be disregarded for purposes of determining the rights of indemnified persons in respect of indemnified liabilities. Chesapeake has agreed to, and will cause the surviving company to, fulfill and honor any indemnification, expense advancement or exculpation agreements between VEI or any of its subsidiaries and any of its directors, officers, employees or agents existing and in effect prior to August 10, 2021.

Chesapeake and the surviving company in the merger have put in place customary “tail” insurance policies with a claims period of at least six years and in an amount and scope at least as favorable as VEI’s then existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger.

Other Indemnification Provisions

Chesapeake may enter into an underwriting agreement in connection with a specific offering under which the underwriters will be obligated, under certain circumstances, to indemnify Chesapeake’s directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the SEC, each of the following exhibits is filed herewith:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1**	Second Amended and Restated Certificate of Incorporation of Chesapeake Energy Corporation (incorporated by reference to Exhibit 3.1 to the Form 8-K, File No. 001-13726, filed by the Registrant with the SEC on February 9, 2021).
4.2**	Second Amended and Restated Bylaws of Chesapeake Energy Corporation (incorporated by reference to Exhibit 3.2 to the Form 8-K, File No. 001-13726, filed by the Registrant with the SEC on February 9, 2021).
4.3**	Description of Securities (incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the SEC on February 9, 2021).
4.4**	Registration Rights Agreement, dated as of August 10, 2021, by and among Chesapeake Energy Corporation, Brix Investment LLC, Brix Investment II LLC, Harvest Investment LLC, Harvest Investment II LLC, Vine Investment LLC and Vine Investment II LLC (incorporated by reference to Exhibit 10.16 to the Form 10-Q (File No. 001-13726), filed by the Registrant with the SEC on November 2, 2021).
5.1*	Opinion of Derrick & Briggs, LLP as to the validity of Chesapeake Energy Corporation’s common stock being registered.
23.1*	Consent of Derrick & Briggs, LLP (included on Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Deloitte & Touche LLP with respect to Vine Energy Inc.’s financial statements.
23.4*	Consent of Deloitte & Touche LLP with respect to Vine Oil & Gas LP’s financial statements.
23.5*	Consent of Deloitte & Touche LLP with respect to Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP’s financial statements.
23.6*	Consent of LaRoche Petroleum Consultants, Ltd.
23.7*	Consent of W.D. Von Gonten & Co. with respect to Vine Oil & Gas LP’s, Brix Oil & Gas Holdings LP’s and Harvest Royalties Holdings LP’s reserve reports.
24*	Powers of Attorney (included on signature page)

*Filed herewith.

**Previously Filed.

+Compensatory plan, contract or arrangement.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 5, 2021.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Domenic J. Dell’Osso Jr.
	Name:	Domenic J. Dell’Osso,Jr.
	Title:	President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Domenic J. Dell’Osso and Benjamin E. Russ, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including, without limitation, prospectus supplements, stickers and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below as of November 5, 2021.

Signature	Title
/s/ Michael Wichterich	Executive Chairman of the Board
Michael Wichterich

/s/ Domenic J. Dell’Osso, Jr.	President, Chief Executive Officer and Chief Financial Officer
Domenic J. Dell’Osso, Jr.	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy S. Duncan	Director
Timothy S. Duncan

/s/ Benjamin C. Duster, IV	Director
Benjamin C. Duster, IV

/s/ Sarah Emerson	Director
Sarah Emerson

/s/ Matthew M. Gallagher	Director
Matthew M. Gallagher

/s/ Brian Steck	Director
Brian Steck